Exhibit 99.1

Contact: Cameron Way (206) 373-9034

Onvia Receives Notice from NASDAQ

Onvia, Inc. (NASDAQ: ONVI), Seattle, WA – Thursday, April 9, 2009 – Onvia, a leading provider of comprehensive sales intelligence, announced today that it has received a letter dated April 3, 2009 from the staff of the NASDAQ stock market informing the Company that it does not currently comply with NASDAQ Marketplace Rule 4450(a)(3). This rule requires companies listed on the NASDAQ Global Market to maintain a minimum stockholders’ equity of $10,000,000 for continued listing. Onvia may either submit a specific plan to regain and sustain compliance with Marketplace Rule 4450(a)(3) by April 18, 2009, or apply for listing on the NASDAQ Capital Market which requires minimum stockholders’ equity of $2,500,000. The Company is currently evaluating both options, neither of which is expected to impact the availability of Onvia stock on the NASDAQ exchanges.

About Onvia

Onvia (NASDAQ: ONVI) helps businesses achieve a competitive advantage by delivering timely and actionable sales opportunities and information. More than 8,400 subscribers across the United States rely on Onvia as a comprehensive resource for industry-specific information needed to make intelligent sales decisions. Onvia offers unparalleled coverage of government purchasing activity in addition to commercial and residential projects in development for markets such as architecture and engineering, IT/telecom, business consulting services, operations and maintenance, and transportation. Onvia was founded in 1996 and is headquartered in Seattle, Washington.

Forward-Looking Statements

This release may contain, in addition to historical information, forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding Onvia’s financial performance, profitability, client count and client information, and other operating metrics. Onvia’s business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this release, including changes in general economic and business conditions in the information and internet services industries and changes in our business strategy.

Additional information on factors that may impact these forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2008. The information contained in this presentation is as of the date indicated. We assume no obligation to update any forward-looking statements contained in this presentation as a result of new information or future events or developments.